UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 30, 2007

Neose Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-27718	13-3549286
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

102 Rock Road, Horsham, Pennsylvania		19044
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-315-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2007, Neose Technologies, Inc. (the "Company") entered into an amended and restated employment agreement with its Chief Executive Officer, George J. Vergis, and new change of control agreements with the following executive officers: David A. Zopf, Executive Vice President and Chief Scientific Officer; Debra J. Poul, Senior Vice President, General Counsel and Secretary; A. Brian Davis, Senior Vice President and Chief Financial Officer; and Valerie Mulligan, Senior Vice President, Quality and Regulatory Affairs.

Amended and Restated Employment Agreement

The terms of Dr. Vergis’ original employment agreement dated May 4, 2006 are described in the Company’s Proxy Statement relating to the 2007 Annual Meeting of Stockholders that was filed with the SEC on April 3, 2007 (the "2007 Proxy Statement"). The Amended and Restated Employment Agreement executed on April 30, 2007 amends and restates the terms of Dr. Vergis’ original employment agreement, and adds or changes the following provisions:

• In the event Dr. Vergis’ employment is terminated without Cause or for Good Reason (as those terms are defined in the employment agreement), the Company will pay to Dr. Vergis, in addition to other amounts payable under the employment agreement, a lump sum cash payment equal to a pro-rata portion of his target annual bonus for the calendar year in which the termination occurs. Also, in that case, he will be credited with an additional 12 months of service for purposes of option vesting and all vested options then held by him will remain outstanding for the lesser of 12 months and the options’ remaining term;

• In the event Dr. Vergis’ employment ceases within 18 months following a Change in Control (as defined in the employment agreement) as a result of a termination by the Company without Cause or a resignation for Good Reason:

-- The non-compete and non-solicitation covenants applicable to Dr. Vergis will be extended from 12 months following termination to 30 months following termination;

-- The Company will pay to Dr. Vergis the following amounts: (i) a lump sum cash payment equal to a pro-rata portion of his target annual bonus for the calendar year in which the termination occurs; (ii) a lump sum cash payment equal to 2.5 times his then current base salary; (iii) a lump sum cash payment equal to 2.5 times his then current target annual bonus amount; and (iv) to the extent not already paid, any annual bonus payable to Dr. Vergis with respect to a calendar year that ended prior to termination; and

-- The vesting of all stock options then held by Dr. Vergis will fully accelerate and, in addition, such options will remain outstanding for the lesser of 30 months and the options’ remaining term.

New Change of Control Agreements

The terms of the executive officers’ original change of control agreements executed in October 2002 are described in the 2007 Proxy Statement. The new change of control agreements executed on April 30, 2007 replace the original change of control agreements on substantially the same terms, except for the following changes or additions:

• In the event the executive’s employment is terminated without Cause or for Good Reason (as those terms are defined in the change of control agreements), the Company will pay to the executive, in addition to the medical benefits and outplacement services provided under the change of control agreements, the following amounts: (i) a lump sum cash payment equal to a pro-rata portion of his or her target annual bonus for the calendar year in which the termination occurs; (ii) a lump sum cash payment equal to the executive’s then current base salary; and (iii) a lump sum cash payment equal to the executive’s target bonus for the calendar year in which the termination occurs;

• In the event the executive’s employment ceases within 12 months following a Change of Control (as defined in the change of control agreements) as a result of termination by the Company without Cause or a resignation for Good Reason:

-- The Company will pay to the executive the following amounts: (i) a lump sum cash payment equal to a pro-rata portion of his or her target annual bonus for the calendar year in which the termination occurs; (ii) a lump sum cash payment equal to 1.5 times the executive’s then current annual base salary; and (iii) a lump sum cash payment equal to 1.5 times the executive’s then current target annual bonus for the calendar year in which the termination occurs;

-- The Company will provide medical benefits to the executive (and if covered prior to termination, his or her spouse and dependents) for a period of 18 months following termination at a monthly cost to the executive equal to his or her monthly contribution, if any, toward the cost of such coverage immediately prior to termination; and

-- All outstanding stock options held by the executive will then become fully vested and immediately exercisable and will remain exercisable for a period of the shortest of: (a) 18 months following termination, (b) the scheduled expiration of the option (without regard to termination), and (c) the longest period that does not result in the option becoming subject to an additional tax under Section 409A of the Internal Revenue Code;

• The non-compete and non-solicitation covenants applicable to certain executives will last during the term of employment and for a period of 18 months following termination (in the case of a severance event in connection with a Change of Control), and 12 months following termination (in the case of termination for any other reason).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neose Technologies, Inc.

May 4, 2007	By:	/s/ A. Brian Davis

Name: A. Brian Davis
Title: Senior Vice President and Chief Financial Officer